Exhibit 10.2

CREDIT AGREEMENT

dated as of

February 28, 2014

among

ANTERO RESOURCES MIDSTREAM OPERATING LLC,
as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

WELLS FARGO BANK, N.A,
as Syndication Agent,

and

UNION BANK, N.A., AND
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Co-Documentation Agents

Senior Secured Credit Facility

J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

		Page

ARTICLE I	DEFINITIONS	1

Section 1.01	Defined Terms	1

Section 1.02	Types of Loans and Borrowings	25

Section 1.03	Terms Generally	26

Section 1.04	Accounting Terms; GAAP	25

Section 1.05	Time of Day	26

ARTICLE II	THE CREDITS	26

Section 2.01	Commitments	26

Section 2.02	Termination of the Aggregate Commitment and Reduction of the Maximum Facility Amount	26

Section 2.03	Increases in the Aggregate Commitment	27

Section 2.04	Loans and Borrowings	28

Section 2.05	Requests for Borrowings	29

Section 2.06	Reserved	29

Section 2.07	Funding of Borrowings	30

Section 2.08	Interest Elections	30

Section 2.09	Repayment of Loans; Evidence of Debt	32

Section 2.10	Optional Prepayment of Loans	33

Section 2.11	Mandatory Prepayment of Loans	33

Section 2.12	Fees	35

Section 2.13	Interest	35

Section 2.14	Alternate Rate of Interest	36

Section 2.15	Increased Costs	7

Section 2.16	Break Funding Payments	38

Section 2.17	Taxes	38

Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	40

Section 2.19	Mitigation Obligations; Replacement of Lenders	42

Section 2.20	Reserved	43

Section 2.21	Reserved	43

Section 2.22	Defaulting Lenders	43

i

(continued)

(continued)

(continued)

(continued)

		Page

Section 11.14	USA PATRIOT Act	77

Section 11.15	Flood Insurance Regulation	77

v

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Opinion of Borrower’s Counsel

Exhibit C — Form of Counterpart Agreement

Exhibit D — Form of Revolving Note

SCHEDULES:

Schedule 1.01 — Applicable Percentages, Commitments and Maximum Facility Amount

Schedule 4.13 — Capitalization

THIS CREDIT AGREEMENT dated as of February 28, 2014, among ANTERO RESOURCES MIDSTREAM OPERATING LLC, a Delaware limited liability company, (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, N.A., as Syndication Agent, and UNION BANK, N.A., and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by Borrower or any Restricted Subsidiary of Borrower, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of providing Midstream Services or the acquisition by Borrower or any Restricted Subsidiary of Borrower of property or assets consisting of Midstream Assets.

“Act” has the meaning assigned to such term in Section 11.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time, as such amount may be reduced or increased from time to time pursuant to Section 2.02 and Section 2.03; provided that such amount shall not at any time exceed the lesser of (a) the Net Borrowing Base then in effect and (b) the Maximum Facility Amount.  As of the Effective Date, the Aggregate Commitment is $300,000,000.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the outstanding principal amount of the Loans of all Lenders as of such date.

“Aggregate Unused Commitment” at any time shall equal the sum of the Unused Commitments of all the Lenders at such time.

“Agreement” means this Credit Agreement, dated as of February 28, 2014, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, with respect to the determination of the Alternate Base Rate, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Antero” means Antero Resources Corporation, a Delaware corporation.

“Antero Investment” means Antero Resources Investment LLC, a Delaware limited liability company.

“Antero Midstream” means Antero Resources Midstream LLC, a Delaware limited liability company.

“Antero Midstream Management” means Antero Resources Midstream Management LLC, a Delaware limited liability company.

“Antero Resources Agent” means the “Administrative Agent” under and as defined in the Antero Resources Credit Agreement.

“Antero Resources Aggregate Credit Exposure” means, as of any date of determination, the “Aggregate Credit Exposure” under and as defined in the Antero Resources Credit Agreement.

“Antero Resources Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of November 4, 2010, by and among Antero, certain subsidiaries of Antero as guarantors, the lenders party thereto, and Antero Resources Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Antero Resources Loan Documents” means the “Loan Documents” under and as defined in the Antero Resources Credit Agreement.

“Antero Resources Obligations” means the “Obligations” under and as defined in the Antero Resources Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time; provided that in the case of Section 2.22(c) only, when a Defaulting Lender exists, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable.  If the Aggregate Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitment most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	1.50%	2.50%	.50%
Equal to or greater than 75% and less than 90%	1.25%	2.25%	.50%
Equal to or greater than 50% and less than 75%	1.00%	2.00%	.50%
Equal to or greater than 25% and less than 50%	0.75%	1.75%	.50%
Less than 25%	0.50%	1.50%	.375%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Arrangers” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in their respective capacities as joint lead arrangers and joint bookrunners with respect to the transactions contemplated hereby.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitment.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement, together with its respective successors and permitted assigns.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, the Borrowing Base then in effect in accordance with the Antero Resources Credit Agreement.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Combined Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.06(j) of the Antero Resources Credit Agreement.

“Borrowing Base Properties” has the meaning assigned to such term in the Antero Resources Credit Agreement.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Combined Credit Exposure as of such date, divided by (ii) the Borrowing Base as of such date.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Obligations” means, with respect to Borrower or any Restricted Subsidiary, any obligations of such Person owed to any Lender or Affiliate of any Lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit, in each case, to the extent permitted under the Antero Resources Credit Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation on the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events:

(a) Antero ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of Borrower (other than Midstream Special Interests as a result of the contribution of Borrower to Antero Resources Midstream, LLC in connection with the consummation of a Qualified IPO), in each case free and clear of all Liens, other than Liens in favor of Administrative Agent, for the benefit of Secured Parties;

(b) one-third or more of the directors of Borrower shall consist of Persons not nominated by Borrower’s Board of Directors (not including as Board nominees any directors which the

Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements); and

(c) the occurrence of a “Change of Control” as such term is defined in any Indenture.

“Charges” has the meaning assigned to such term in Section 11.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means, so long as it is a Lender, each of Union Bank, N.A., and Credit Agricole Corporate and Investment Bank, each in its capacity as a Co-Documentation Agent.

“Collateral” means all assets, whether now owned or hereafter acquired by any Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Combined Aggregate Commitments” means, as of any date of determination, the sum of (a) the Aggregate Commitments and (b) the “Aggregate Commitments” under and as defined in the Antero Resources Credit Agreement.

“Combined Credit Exposure” means as of any date and for all purposes, the sum of (i) the Aggregate Credit Exposure as of such date, plus (b) the Antero Resources Aggregate Credit Exposure as of such date.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01, or in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable, as such Commitment may be (a) reduced from time to time pursuant to Section 2.02 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04; provided that any Lender’s Commitment shall not at any time exceed the lesser of (i) such Lender’s Applicable Percentage of the Maximum Facility Amount and (ii) such Lender’s Applicable Percentage of the Net Borrowing Base then in effect; and each Lender’s Applicable Percentage shall, at all times, be equal to such Lender’s “Applicable Percentage” under and as defined in the Antero Resources Credit Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be Consolidated with those of such Person in its Consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.12.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“Credit Parties” means collectively, Borrower and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent or such Lender of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange, farm-out, or other disposition (including any sale and leaseback transaction and any forfeiture) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 11.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Antero, Antero Investment or any Affiliates or Subsidiaries of Antero or Antero Investments, or (ii) any Person organized outside the United States if Borrower would be required to pay withholding taxes on interest or principal owed to such Person.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Engineered Value” has the meaning assigned to such term in the Antero Resources Credit Agreement.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, legally enforceable directives or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to human health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines or penalties), of any Credit Party directly or indirectly resulting from or arising out of (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing in clauses (a) through (d) above.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan to which any Credit Party or ERISA Affiliate is obligated to contribute is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excluded Swap Obligation” means, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) any withholding taxes that are imposed by FATCA.

“Existing Hedging Contracts” means any Hedging Contracts entered into between any Credit Party and any Lender Counterparty prior to the Effective Date and in effect on the Effective Date.

“Existing Senior Notes” means, collectively, the (a) $260,000,000 aggregate principal amount of 7.250% Senior Notes, due 2019, issued by Antero (as successor by merger to Finco) pursuant to that certain Indenture dated August 1, 2011, (b) $525,000,000 aggregate principal amount of 6.0% Senior Notes, due 2020 issued by Antero (as successor by merger to Finco) pursuant to that certain Indenture dated November 19, 2012, and (c) $1,000,000,000 aggregate principal amount of 5.375% Senior notes due 2021 issued by Antero (as successor by merger to Finco) pursuant to that certain Indenture dated November 5, 2013, and, in each case with respect to clauses (a) through (c), Guaranteed by Borrower under and as defined in the Antero Resources Credit Agreement.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code (and any successor sections thereto) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Credit Party.  Any document delivered hereunder that is signed by a Financial Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Finco” means Antero Resources Finance Corporation, a Delaware corporation.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Credit Party is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 8.01.

“Guarantor” means Antero and each of its Restricted Subsidiaries that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 6.12 or otherwise.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, chemicals, industrial, toxic or hazardous substances or otherwise.

“Hedge Modification” means any amendment, modification, cancellation, sale, transfer, assignment, early termination, monetization or other disposition by any Credit Party of any Hedging Contract (including any Existing Hedging Contract) for Crude Oil or Natural Gas.

“Hedging Contract” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Hedging Contract.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations for borrowed money or evidenced by a bond, debenture, note or similar instrument, (b) all accounts payable and all accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, (c) all obligations or liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations); (d) all obligations or liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), including any deferred premium obligations with respect to floors; (e) all Capital Lease Obligations; (f) all obligations or liabilities arising under conditional sales or other title retention agreements; (g) all obligations or liabilities owing under direct or indirect guaranties of obligations of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of obligations of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection; (h) all obligations (for example, repurchase agreements, mandatorily redeemable preferred stock (but not accrued dividends on preferred stock), and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such obligations arise out of or in connection with the sale or issuance of the same or similar securities or property; (i) all obligations or liabilities with respect to letters of credit or applications or reimbursement agreements therefore; (j) all obligations or liabilities with respect to banker’s acceptances; (k) all obligations or liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or (l) all obligations or liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefore; provided, however, that the “Indebtedness” of any Person shall not include obligations or liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such obligations or liabilities are outstanding more than ninety (90) days past the original invoice or billing date therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03(b).

“Indenture” means (a) any Indenture described in the definition of Existing Senior Notes and (b) any indenture by and among any Credit Party, as issuer, and a trustee, pursuant to which any Senior Notes are issued in accordance with the Antero Resources Credit Agreement, as the same may be amended, restated, modified or otherwise supplemented from time to time in accordance with the Antero Resources Credit Agreement.

“Information” has the meaning assigned to such term in Section 11.12.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if available, twelve months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Disbursements” has the meaning assigned to such term in the Antero Resources Credit Agreement.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Hedging Contract with any Credit Party including any Person that was, but thereafter ceased to be, a Lender or Affiliate of a Lender but only to the extent of the obligations of any Credit Party to such Person pursuant to a Hedge Contract entered into at the time such Person was a Lender or an Affiliate of a Lender.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between any Credit Party and a Lender Counterparty (including any such obligations under any Existing Hedging Contracts); provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to the Antero Resources Credit Agreement and any renewals thereof.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Security Documents and any other agreements executed in connection with this Agreement.

“Loans” means the loans made by the Lenders to Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50.0%) of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitment at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing more than fifty percent (50.0%) of the Aggregate Credit Exposure of all Lenders at such time.

“Material Adverse Effect” means a material adverse effect on (a) Antero’s consolidated financial condition, (b) Antero’s consolidated business, assets, or operations, considered as a whole, (c) Borrower’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that owns or holds assets, properties or interests with an aggregate fair market value greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests of Borrower and its Restricted Subsidiaries, on a combined basis.

“Material Indebtedness” means the Senior Notes and any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Contracts, of any Credit Party in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party in respect of any Hedging Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Hedging Contract were terminated at such time.

“Maturity Date” means the earlier of (a) May 12, 2016, and (b) the consummation of a Qualified IPO.

“Maximum Facility Amount” means $500,000,000.

“Maximum Liability” has the meaning assigned to such term in Section 8.09.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Midstream Assets” means the (a) gathering systems, (b) compressor stations, (c) fresh water distribution, handling, treating, disposing and sourcing systems, (d) storage facilities, and (e) processing, dehydrating, fractionating and treating plants and facilities of the Borrower and its Restricted Subsidiaries, together with all assets and equipment constituting a part thereof or necessary for the operation thereof, and all easements, rights of way, privileges, franchises, tracts of land, surface leases, other interests in land, pipelines, equipment, permits, contract rights and personal property constituting a part thereof or necessary for the ownership and operation thereof.

“Midstream Services” means the provision of gathering, compressing, transporting, terminalling, storing, processing, dehydrating, treating, fractionating and marketing hydrocarbons and other similar activities, including fresh water distribution, handling, treating, disposing and sourcing.

“Midstream Special Interests” means interests in Antero Midstream not entitled to distributions and which (i) possess the sole right to cause the consummation of a Qualified IPO by Antero Midstream and (ii) upon consummation of a Qualified IPO, shall convert to the non-economic general partner interest and incentive distribution rights in Antero Midstream following its conversion to a limited partnership in connection with a Qualified IPO.

“Minimum Collateral Amount” means eighty percent (80%) of the Engineered Value of the Borrowing Base Properties included in the most recent Borrowing Base.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Interests described in one or more duly executed, delivered and filed Mortgages evidencing a first and prior Lien in favor of the Administrative Agent and the Antero Resources Agent for the benefit of the Secured Parties and subject only to the Permitted Liens and the Permitted Liens as defined in the Antero Resources Credit Agreement.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.09.  All Mortgages shall be in form and substance reasonably satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, and all products recovered in the processing of natural gas (other than condensate and Natural Gas Liquids) including coalbed methane gas and casinghead gas.

“Natural Gas Liquids” means all natural gas liquids including those recovered in the production and processing of natural gas, including natural gasoline and liquefied petroleum gas (including liquefied butane, propane, iso-butane, normal butane, and ethane (including such methane allowable in commercial ethane)).

“Net Borrowing Base” means, at any date of determination, the sum of (a) the Borrowing Base then in effect minus, (b) the Aggregate Commitments then in effect under and as defined in the Antero Resources Credit Agreement.

“Net Cash Proceeds” means, (a) with respect to any Disposition of any Borrowing Base Properties (including any Disposition of Equity Interests of a Borrower or a Restricted Subsidiary) by Antero or any other Credit Party, the cash proceeds received in connection with such sale net of (i) all federal, state and local taxes required to be paid or accrued as a liability under GAAP, (ii) the deduction of appropriate amounts to be provided as a reserve, in accordance with GAAP, for liabilities associated with such Disposition and retained by the seller thereof, (iii) any amounts held in escrow pending determination of purchase price adjustment (such amounts to be become Net Cash Proceeds at the time such amounts are released to Borrower or Restricted Subsidiary), (iv) the net amount paid after giving effect to all Hedge Modifications effected in connection with such Disposition and corresponding to the notional volumes of the Borrowing Base Properties so Disposed and (v) brokerage fees, professional commissions and other costs and expenses associated therewith, including all legal, title and recording fees and expenses, (b) with respect to any Permitted Refinancings or issuance of Senior Notes, the cash proceeds received from such Permitted Refinancing or issuance of Senior Notes, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (c) with respect to any Hedge Modification by any Credit Party, the excess, if any, of (i) the net amount of all cash and cash equivalents received in connection with all substantially contemporaneous Hedge Modifications (after giving effect to any netting arrangements), over (ii) the reasonable and documented out-of-pocket expenses incurred by such Credit Party in connection with such Hedge Modification.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means (a) any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Lenders or any of them under any Loan Document, whether for principal, interest, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations and (c) Cash Management Obligations; provided; however, that Obligations of a Credit Party shall not include any Excluded Swap Obligations of such Credit Party.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 11.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means each of (i) Antero, (ii) Warburg Pincus & Co.; (iii) Paul M. Rady (“Rady”); (iv) Glen C. Warren, Jr. (“Warren”); (v) Rady’s wife or Warren’s wife; (vi) any lineal descendant of either Rady or Warren; (vii) the guardian or other legal representative of either Rady or Warren; (viii)  the estate of either Rady or Warren; (ix) any trust of which at least one of the trustees is either Rady or Warren, or the principal beneficiaries of which are any one or more of the Persons referred to in the preceding clauses (ii) through (viii); (x) any Person that is controlled by any one or more of the Persons in the preceding clauses (i) through (ix); and (xi) any group (within the meaning of the Exchange Act) that includes one or more of the Persons described in the preceding clauses (i) through (ix), provided that such Persons described in the preceding clauses (i) through (ix) control more than 50% of the total voting power of such group.

“Permitted Investments” means:

(a)           U.S. Government Securities;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve (12) months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above; and

(e)           money market or other mutual funds substantially all of whose assets comprise securities of the type described in paragraph (a) through (d) above and that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means:

(a)           statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)           landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)           minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)           deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

(e)           Liens under the Security Documents and under the Security Documents (as defined in the Antero Resources Credit Agreement;

(f)            with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document;

(g)           contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(h)           Liens on any property or asset acquired, constructed or improved by any Credit Party, securing Indebtedness permitted under Section 7.01(g) of the Antero Resources Credit Agreement, which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) except for any Sale and Leaseback Transaction permitted under Section 7.05(f) of the Antero Resources Credit Agreement, are created within 90 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the fair market value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(i)            Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(j)            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower and the Restricted Subsidiaries in the ordinary course of business;

(k)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(l)            easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by Borrower or any Restricted Subsidiary or materially impair the value of such property subject thereto; and

(m)          judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced.

“Permitted Refinancing” means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, any Senior Notes, in whole or in part, from time to time; provided that (i) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (ii) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date, (iii)  the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to the Credit Parties and their respective Subsidiaries than those imposed by the Existing Senior Notes, (iv)  the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to the Credit Parties and their respective Subsidiaries than those imposed by the Existing Senior Notes, (v) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, (vi) such Permitted Refinancing is unsecured, (vii) no Subsidiary of Antero is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (viii) to the extent such Permitted Refinancing is in the form of senior subordinated notes, the subordination provisions set forth therein are either (x) at least as favorable, taken as a whole, to the Secured Parties as the subordination provisions contained in the Senior Notes being refinanced in such Permitted Refinancing or (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of the Grantors (as defined in the Pledge Agreement) in the Equity Interests of Borrower and each

Restricted Subsidiary and otherwise in form and substance satisfactory to the Administrative Agent (as defined in the Antero Resources Credit Agreement), as amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE BANK, N.A.’S LOWEST RATE.

“Projections” means Borrower and its Consolidated Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 4.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, and for the period from the Effective Date through December 31, 2014.

“Pro Rata Share” means, as of any date of determination of any Borrowing Base Deficiency, (i) the Aggregate Credit Exposure under this Agreement as of such date divided by (ii) the Combined Credit Exposure.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” means an underwritten public offering pursuant to a registration statement under the Securities Act that results in (i) aggregate gross cash proceeds to Borrower or any entity in which Antero Midstream Management owns, directly or indirectly, any Equity Interests (including Midstream Special Interests), of at least $50 million (before underwriting discounts and commissions and offering expenses) and (ii) no more than 30% of the fully diluted outstanding Equity Interests of Borrower or such entity being held, directly or indirectly, by Persons other than the Permitted Holders.

“Register” has the meaning assigned to such term in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitment at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Credit Exposure of all Lenders at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Redetermination” has the meaning assigned to such term under the Antero Resources Credit Agreement.

“Secured Party” means the Administrative Agent, any Lender and any Lender Counterparty and any other holder of Obligations including any Cash Management Obligations and Lender Hedging Obligations, to the extent that such Lender Hedging Obligations were incurred when such Person was a Lender Counterparty.

“Security Agreement” means that certain Third Amended and Restated Security Agreement, dated as of the Effective Date, made by Antero, Borrower and the other grantors party thereto in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of the Grantors (as defined in the Security Agreement) in certain personal property, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents and all security agreements (including the Security Agreement), pledge agreements (including the Pledge Agreement), collateral assignments and other collateral documents, including the Mortgages covering the Oil and Gas Interests of Antero and the Equity Interests of the Restricted Subsidiaries of Borrower and other personal property, equipment, and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Notes” means the Senior Notes permitted to be incurred in accordance with the Antero Resources Credit Agreement, including the Existing Senior Notes.

“Senior Notes Documents” means any Senior Notes, the related Indenture and any documents or instruments contemplated by or executed in connection with any of them, in each case, as amended, modified, supplemented or otherwise restated from time to time to the extent permitted under Section 7.13 of the Antero Resources Credit Agreement.

“Special Redetermination” has the meaning assigned to such term under the Antero Resources Credit Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be Consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means, so long as it is a Lender, Wells Fargo Bank, N.A. in its capacity as Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, the borrowing of Loans, the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that shall be designated an Unrestricted Subsidiary by the Board of Directors of Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary, (ii) owns or operates any Oil and Gas Interests included in the Borrowing Base Properties, or any Midstream Assets or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities, or other obligations under any now existing or hereafter outstanding Senior Notes (or any Permitted Refinancing thereof).

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time minus such Lender’s Credit Exposure at such time.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“Withdrawal Liability” means the liability of any Credit Party or ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02          Types of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

Section 1.03          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05          Time of Day.  Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II
The Credits

Section 2.01          Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make one or more Loans to Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding the lesser of (i) such Lender’s Applicable Percentage of the Net Borrowing Base then in effect and (ii) such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the lesser of (i) the Net Borrowing Base then in effect and (ii) the Aggregate Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

Section 2.02          Termination of the Aggregate Commitment and Reduction of the Maximum Facility Amount.

(a)           Unless previously terminated, the Aggregate Commitment shall terminate on the Maturity Date.

(b)           Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitment; provided that (i) each reduction of the Aggregate

Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and Section 2.11, the Aggregate Credit Exposure would exceed the Aggregate Commitment.

(c)           Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination of the Aggregate Commitment shall be permanent.  Any reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.03          Increases in the Aggregate Commitment.

(a)           Notwithstanding anything to the contrary in Section 11.02(b), if (a) no Default exists as of the date of such increase or would be caused by such increase and (b) immediately after giving effect to such increase, (i) the Combined Aggregate Commitments do not exceed the Borrowing Base then in effect, (ii) the Aggregate Commitment does not exceed the Maximum Facility Amount, and (iii) the Aggregate Commitment under and as defined in the Antero Resources Credit Agreement is reduced by an amount equal to the amount of such increase in the Aggregate Commitment under this Agreement proportionally as to each Lender under the Antero Resources Credit Agreement, Borrower, with the consent of the Administrative Agent, may elect to increase the Aggregate Commitment under this Agreement in a minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof by providing written notice of such increase to the Administrative Agent and the effective date of such proposed increase, which date shall be a Business Day that is not less than fifteen (15) days after the delivery of such notice to the Administrative Agent.  Subject to the conditions set forth in this Section 2.03, each Lender shall have the obligation to participate in each increase in the Aggregate Commitment under this Section 2.03 in accordance with its Applicable Percentage.  On the date the proposed increase becomes effective, (i) the Aggregate Commitment automatically and without further action by Borrower, the Administrative Agent or any Lender shall be increased as set forth in such written notice of the Borrower by the amount specified in such notice, and (ii) the Register and Schedule 1.01 shall be amended to reflect the increase in the Commitment of each Lender.

(b)                                 Notwithstanding anything to the contrary herein, upon the termination of the Aggregate Commitment and the payment in full of all Obligations (other than (x) contingent obligations and (y) any other obligations, or liabilities, which by their terms expressly survive the termination of the Loan Documents), the Commitment of each Lender under the Antero Resources Credit Agreement shall be increased by the amount of such Lender’s Commitment under this Agreement immediately prior to such termination of the Aggregate Commitment and payment in full of such Obligations; provided that (i) no Default under and as defined in the Antero Resources Credit Agreement has occurred and is continuing, and (ii) after giving effect to such increase such Lender’s Commitment under the Antero Resources Credit Agreement shall not exceed the lesser of (A) such Lender’s Applicable Percentage of the Maximum Facility Amount (each as defined in the Antero Resources Credit Agreement) and (B) such Lender’s Applicable Percentage of the Net Borrowing Base (each as defined in the Antero Resources Credit Agreement).

(c)                                  To the extent requested by any Lender and in accordance with Section 2.16, Borrower shall pay to such Lender, within the time period prescribed by Section 2.16, any amounts required to be paid by Borrower under Section 2.16 in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the increase of the Aggregate Commitment contemplated by this Section 2.03.

Section 2.04                             Loans and Borrowings.

(a)                                 Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment.  Borrowings of more than one Type may be outstanding at the same time;

provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05                             Requests for Borrowings.  To request a Borrowing, Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon on the date of the proposed Borrowing (so long as such date is a Business Day).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06                             Reserved.

(a)                                 Reserved.

(b)                                 Reserved.

(c)                                  Reserved.

(d)                                 Reserved.

(e)                                  Reserved.

(f)                                   Reserved.

(g)                                  Reserved.

(h)                                 Reserved.

(i)                                     Reserved.

(j)                                    Reserved.

Section 2.07                             Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to a deposit account of Borrower designated in the applicable Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08                             Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that all Borrowings on the Effective Date shall be ABR Borrowings.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administration Agent and signed by Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each

Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09                             Repayment of Loans; Evidence of Debt.

(a)                                 Borrower hereby jointly and severally and unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit D.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(f)                                   Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable under this Agreement, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to the payments due under this Agreement or any other Loan Document and as to each and all installments hereunder and thereunder, and agree that their liability under this Agreement or any other Loan Document shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

Section 2.10                             Optional Prepayment of Loans.

(a)                                 Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing in whole and or in part, in a minimum amount of $1,000,000 and integral multiples of $1,000,000 subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b)                                 Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.11                             Mandatory Prepayment of Loans.

(a)                                 In the event a Borrowing Base Deficiency exists as a result of a Scheduled Redetermination or Special Redetermination of the Borrowing Base, Borrower and Antero shall, within thirty (30) days after written notice from the Administrative Agent to Antero of such Borrowing Base Deficiency, take any of the following actions or a combination thereof to eliminate the Borrowing Base Deficiency:

(i)                                     prepay, without premium or penalty, the principal amount of the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j) of the Antero Resources Credit Agreement) representing Borrower’s Pro Rata Share of the Combined Credit Exposure in an amount sufficient to eliminate Borrower’s Pro Rata Share of such Borrowing Base Deficiency, such prepayment to be made in full on or before the 30th day after Borrower’s receipt of notice of such Borrowing Base Deficiency;

(ii)                                  notify the Administrative Agent that it intends to prepay, without premium or penalty (but subject to any funding indemnification amounts required by Section 2.16), an amount sufficient to eliminate Borrower’s Pro Rata Share of such Borrowing Base Deficiency in not more than six (6) equal monthly installments plus accrued interest thereon and make the first such monthly payment on the 30th day after Borrower’s receipt of notice of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; or

(iii)                               give notice to Administrative Agent that Borrower desire to provide Administrative Agent with deeds of trust, mortgages, security agreements, financing statements and other security documents in form and substance satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior Liens or security interests in collateral acceptable to Required Lenders, to the extent needed to cover the Minimum Collateral Amount (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates Borrower’s Pro Rata Share of such Borrowing Base Deficiency, and then provide such security documents within thirty (30) days after Borrower’s receipt of notice of such Borrowing Base Deficiency.  If Required Lenders determine that the giving of such security documents will not serve to eliminate such Borrowing Base Deficiency, then, within five (5) Business Days after receiving notice of such determination from Administrative Agent, Borrower will make the prepayments specified in paragraph (ii) of this clause (a), including the payments which would have previously been made but for its election under this paragraph (iii) on the preceding 30th day.

(b)                                 In the event a Borrowing Base Deficiency occurs as a result of a reduction in the Borrowing Base pursuant to Section 3.06 of the Antero Resources Credit Agreement upon an issuance of Senior Notes (whether issued by Borrower, Antero or any of Antero’s other Subsidiaries), Borrower shall or shall cause the issuer of such Senior Notes to prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j) of the Antero Resources Credit Agreement) with the Net Cash Proceeds received as a result of the issuance of such Senior Notes on the Business Day on which such issuer receives such Net Cash Proceeds to the extent necessary to eliminate Borrower’s Pro Rata Share of such Borrowing Base Deficiency.

(c)                                  If Antero or any Restricted Subsidiary of Antero Disposes of any Borrowing Base Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 7.05 or otherwise), Borrower shall prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j) of the Antero Resources Credit Agreement to the extent necessary to eliminate Borrower’s Pro Rata Share of any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Disposition on the next Business Day following the day Antero or any Restricted Subsidiary of Antero receives the Net Cash Proceeds from such Disposition.

(d)                                 If Antero or any Restricted Subsidiary of Antero enters into a Hedge Modification, Borrower shall prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j) of the Antero Resources Credit Agreement) to the extent necessary to eliminate Borrower’s Pro Rata Share of any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Hedge Modification on the next Business Day following the day Antero or any Restricted

Subsidiary of Antero receives the Net Cash Proceeds from such Hedge Modification (or in the case of any Hedge Modification entered into by any Credit Party pursuant to Section 7.03(b)(z) of the Antero Resources Credit Agreement, on the next Business Day following the day Antero or any Restricted Subsidiary of Antero receives notice from the Administrative Agent of the amount of any adjustment to the Borrowing Base made by the Administrative Agent or the Required Lenders, as applicable, pursuant to Section 7.03(b)(z)(ii) of the Antero Resources Credit Agreement).

(e)                                  Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.12                             Fees.

(a)                                 Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) equal to the Applicable Rate for Unused Commitment Fees times the daily average of the Aggregate Unused Commitment.  Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days.  The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid.  In the event the Aggregate Commitment terminates on any date other than the last day of March, June, September or December of any year, Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the pro rata portion of the Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b)                                 Reserved.

(c)                                  Reserved.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Unused Commitment Fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13                             Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15                             Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17                             Taxes.

(a)                                 Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder (including

Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)                                   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g)                                  In the case of a Lender that would be subject to withholding tax imposed by FATCA on payments made on account of any obligation of Borrower hereunder if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for

Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payments.

Section 2.18                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Mail Code IL1-0010, 10 South Dearborn, Chicago, Illinois, 60603-2003, and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 11.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other Obligations then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties; provided that, notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in the event such funds are received by and available to the Administrative Agent as a result of the exercise of any rights and remedies with respect to any collateral under the Security Documents or as a result of any distribution made pursuant to a bankruptcy proceeding of any Credit Party or any plan of reorganization confirmed in any such proceeding, such funds shall be applied (A) first and ratably to any fees and reimbursements due Administrative Agent hereunder or under any other Loan Document and the Antero Resources Agent under any Antero Resources Loan Document, (B) then ratably to the payment of the Obligations (other than Cash Management Obligations) and the Antero Resources Obligations (other than Cash Management Obligations under and as defined in the Antero Resources Credit Agreement), including unreimbursed LC Disbursements and the Lender Hedging Obligations and the “Lender Hedging Obligations” under and as defined in the Antero Resources Credit Agreement, in each case, until such Obligations and the Antero Resources Obligations are paid in full, and (C) then ratably to the payment of Cash Management Obligations and the “Cash Management Obligations” under and as defined in the Antero Resources Credit Agreement.  Notwithstanding the foregoing, amounts received from any Credit Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Lender Counterparty (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to the foregoing clause (B) from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in the foregoing clause (B) above by Lender Counterparties that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the foregoing clause (B) above).  The Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations or Cash Management Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations or Cash Management Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations or Cash Management Obligations.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Notwithstanding anything to the contrary herein, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), Section 2.18(d) or Section 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19                             Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(c)                                  If (i) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders, each Lender or each Lender affected thereby under Section 11.02, the consent of the Required Lenders shall have been obtained but the consent of one or more such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained, or (ii) any Lender becomes a Defaulting Lender; then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (x) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a consent by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

Section 2.20                             Reserved.

Section 2.21                             Reserved.

Section 2.22                             Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a)                                 Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a).

(b)                                 The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02), provided that (i) any waiver, consent, amendment or modification requiring the consent of such Lender or each affected Lender shall require the consent of such Defaulting Lender, (ii) any waiver, consent, amendment or modification requiring the consent of each Lender shall require the consent of such Defaulting Lender (except in respect of any increases in the Borrowing Base or the Maximum Facility Amount), and (iii) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

In the event that the Administrative Agent and Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III
Reserved

Section 3.01                             Reserved.

Section 3.02                             Reserved.

Section 3.03                             Reserved.

Section 3.04                             Reserved.

Section 3.05                             Reserved.

Section 3.06                             Reserved.

ARTICLE IV
Representations and Warranties

Borrower represents and warrants to the Lenders that:

Section 4.01                             Organization; Powers.  Each Credit Party and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

Section 4.02                             Authorization; Enforceability.  The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Credit Party and this Agreement and the other Loan Documents, when duly executed are delivered, constitute the legal, valid and binding obligations of each Credit Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03                             Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of the Security Documents to secure the Obligations, (b) will not violate any applicable law or regulation or the charter, by-

laws or other Organizational Documents of Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement, instrument, license, order or permit binding upon Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or, any Restricted Subsidiary other than Permitted Liens.

Section 4.04                             Financial Condition; No Material Adverse Change.

(a)                                 Borrower has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet and related statements of income, members’ equity and cash flows of Antero and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2012 reported on by KMPG, LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet and related statements of income, members’ equity and cash flows of Antero and its Consolidated Subsidiaries as of and for the fiscal quarter ended September 30, 2013, certified by its Financial Officer to the effect that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Antero and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in paragraph (ii) above.

(b)                                 Since December 31, 2012, no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect has occurred.

Section 4.05                             Intellectual Property.  Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06                             Litigation and Environmental Matters.

(a)                                 There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any Restricted Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)                                 Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower nor any Restricted Subsidiary, to Borrower’s knowledge, (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any

Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any claim with respect to any Environmental Liability.

Section 4.07                             Compliance with Laws and Agreements.  Borrower and each Restricted Subsidiary is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.08                             Investment Company Status.  No Borrower and no Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09                             Taxes.  Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10                             ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11                             Disclosure.  Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 4.12                             Labor Matters.  There are no strikes, lockouts or slowdowns against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13                             Capitalization.  Schedule 4.13 lists, as of the Effective Date, (a) each Subsidiary that is an Unrestricted Subsidiary, (b) for Borrower, its full legal name, its jurisdiction of organization and its federal tax identification number, and (c) for each Restricted Subsidiary, its full legal name, its jurisdiction of organization, its federal tax identification number and the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.  As of the Effective Date except for the Midstream Special Interests, Antero owns all of the issued and outstanding Equity Interests of Borrower.

Section 4.14                             Margin Stock.  Neither Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.15                             Title to Properties; Licenses.  All of each Credit Party and each Restricted Subsidiary’s material properties and assets necessary or used in the ordinary conduct of its business, are free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free of all impediments to the use of such properties and assets in the ordinary course of such Person’s business, except that no representation or warranty, express, implied or statutory, is made with respect to any Midstream Assets.

Section 4.16                             Insurance.  The certificate signed by the Financial Officer that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program maintained by the Credit Parties that has been furnished by Borrower to the Administrative Agent and the Lenders as of the Effective Date, is complete and accurate in all material respects as of the Effective Date and demonstrates Borrower’s and the Restricted Subsidiaries’ compliance with Section 6.05.

Section 4.17                             Solvency.

(a)                                 Immediately after the consummation of the Transactions and immediately following the making of the initial Borrowing, if any, made on the Effective Date and after giving effect to the application of the proceeds thereof, (1) the fair value of the assets of the Credit Parties on a combined basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a combined basis; (2) the present fair saleable value of the real and personal property of the Credit Parties on a combined basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a combined basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Credit Parties on a combined basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Credit Parties on a combined basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)                                 The Credit Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Section 4.18                             Leases and Contracts; Performance of Obligations.  Borrower has not received a written notice of default under any leases, contracts, and other agreements that remains uncured that could reasonably be expected to result in a Material Adverse Effect.  Except for any rents, royalties and other payments that in the aggregate do not exceed $1,000,000 or are being contested in compliance with Section 6.04, all rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Midstream Assets, have been properly and timely paid.  No Credit Party has received written notice of a default that remains uncured with respect to its obligations (and no Credit Party has received written notice of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Midstream Assets, where such default could reasonably be expected to materially and adversely affect the ownership or operation of such Midstream Assets.  No Credit Party is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Credit Party than proceeds received by such Credit Party (calculated at the well) from sale of production, and no Credit Party has any liability (or alleged liability) to account for the same on any such less favorable basis that could reasonably be expected to result in a Material Adverse Effect.

Section 4.19                             Anti-Corruption Laws and Sanctions.  Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) any Credit Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Credit Party or Subsidiary, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V
Conditions

Section 5.01                             Effective Date.  The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Majority Lenders shall reasonably request.  The Credit Parties hereby request such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Borrower, confirming that the Credit Parties have (i) complied with the conditions set forth in paragraphs (a), (b) and (d) of Section 5.02, (ii) complied with the conditions set forth in paragraph (k) of this Section 5.01, and (iii) complied with the covenants set forth in Section 6.05 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates evidencing the coverage described in such summary).

(e)                                  The Administrative Agent shall have received the Security Agreement and Pledge Agreement duly executed by all parties thereto and in form and substance satisfactory to the Administrative Agent.

(f)                                   The Administrative Agent, the Lenders and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date under this Agreement and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder, including all reasonable fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or amendments to existing Mortgages) and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between Borrower and the Administrative Agent.

(g)                                  The Administrative Agent shall have received promissory notes duly executed by Borrower for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.09(e).

(h)                                 In the event any Loans are made on the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent and in accordance with Section 2.05 setting forth the Loans requested by Borrower on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded; provided that all Borrowings on the Effective Date shall be ABR Borrowings.

(i)                                     The Administrative Agent and the Lenders shall have received the financial statements described in Section 4.04(a) and the Projections.

(j)                                    The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent, that effective upon the consummation of the Transactions, the Combined Credit Exposure will not exceed the Combined Aggregate Commitments.

(k)                                 The Administrative Agent shall have received Mortgages (or amendments to Mortgages), in each case, reasonably satisfactory to the Administrative Agent with respect to the Borrowing Base Properties, or the portion thereof and securing all of the Obligations of the Secured Parties, as required by Section 6.09 and the Secured Parties as defined in the Antero Resources Credit Agreement.

(l)                                     The Administrative Agent shall have received such financing statements as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(m)                             The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 5:00 p.m. on March 4, 2014 (and, in the event such conditions are not so satisfied or waived, the Aggregate Commitment shall terminate at such time).

Section 5.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Borrowing except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

(c)                                  At the time of and immediately after giving effect to such Borrowing no Borrowing Base Deficiency exists or would be caused thereby.

(d)                                 At the time of and immediately after giving effect to such Borrowing no event or circumstance which could reasonably be expected to have a Material Adverse Effect shall have occurred.

Each Borrowing shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE VI
Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Lenders that:

Section 6.01                             Financial Statements; Other Information.  Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 within ninety (90) days after the end of each fiscal year of Antero, the audited Consolidated balance sheet and related statements of operations, members’ equity and cash flows of Antero and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accounting firm reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of Antero and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b)                                 within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Antero, (i) the Consolidated balance sheet and related statements of operations, member’s equity and cash flows of Antero and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, such Consolidated financial statements shall be certified by Antero’ Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Antero and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Financial Officer of Antero certifying (i) that he or she has reviewed the Loan Documents and (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d)                                 as soon as available, and in any event within ninety (90) days after the end of each fiscal year, a business and financial plan for Borrower, together with a capital expenditure schedule for Borrower (in form consistent with previous business and financial plans previously provided to Administrative Agent under the Antero Resources Credit Agreement), setting forth for the first year thereof, monthly or quarterly financial projections and budgets for Borrower, and thereafter yearly financial projections and budgets during the Availability Period; and

(e)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including, without limitation, the delivery of consolidating financial statements of Antero and its Subsidiaries.

Section 6.02                             Notices of Material Events.  Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 as soon as possible, but in any event within five (5) days of obtaining knowledge thereof, the occurrence of any Default;

(b)                                 as soon as possible, but in any event within thirty (30) days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  as soon as possible, but in any event within thirty (30) days after becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)                                 as soon as possible, but in any event within thirty (30) days after any notice or claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e)                                  as soon as possible, but in any event within thirty (30) days after any notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to result in liability in excess of $5,000,000;

(f)                                   as soon as possible, but in any event within thirty (30) days after the receipt by Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for Borrower or any such Restricted Subsidiary;

(g)                                  as soon as possible, but in any event within thirty (30) days after any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)                                 at least twenty (20) Business Days prior to any changes of any Credit Party’s type of organization or state of formation under the Uniform Commercial Code.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03                             Existence; Conduct of Business.  Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and will qualify to do business in all states or jurisdictions where required by law, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04 of the Antero Resources Credit Agreement or any sale, conveyance or other transfer permitted under Section 7.05 of the Antero Resources Credit Agreement.

Section 6.04                             Payment of Obligations.  Borrower will, and will cause each Restricted Subsidiary to, timely pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05                             Maintenance of Properties; Insurance.  Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with prudent industry standards in the surrounding area and in compliance in all material respects with all laws and all applicable contracts, servitudes, leases and agreements, and from time make all appropriate repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times consistent with such Person’s past practices and (b) (i) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or (ii) at all times on and after the Effective Date, be listed as a named insured under insurance policies maintained by Antero and which satisfy the criteria for insurance described in clause (b)(i) of this Section 6.05. On or prior to the Effective Date and thereafter, upon request of the Administrative Agent, Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of Borrower and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the

Administrative Agent copies of the applicable policies.  Borrower will cause any insurance policies covering any such property to be endorsed (x) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without ten (10) days prior notice to Administrative Agent, (y) to name the Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (z) to provide for such other matters as the Lenders may reasonably require.

Section 6.06                             Books and Records; Inspection Rights.  Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  If no Event of Default exists at the time of any such visit and inspection, the Administrative Agent will give forty-eight (48) hours written notice to such Borrower or Restricted Subsidiary prior to such visit and inspection.

Section 6.07                             Compliance with Laws.  Borrower will, and will cause each Restricted Subsidiary to comply in all material respects with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.08                             Use of Proceeds.  The proceeds of the Loans will be used only to (a) pay the fees, expenses and transaction costs of the Transactions and (b) finance the working capital needs of Borrower, including capital expenditures, and for general corporate purposes of Borrower and the Guarantors that are Subsidiaries of the Borrower, in the ordinary course of business, including the construction, development, operation and maintenance of the Midstream Assets.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.09                             Security.

(a)                                 Borrower will cause the Obligations to be secured by and Antero will execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, (i) Mortgages (or amendments to Mortgages) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 and UCC-3 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect, on a pari passu basis with respect to the Obligations and the Antero Resources Obligations, Liens in Oil and Gas Interests of Antero having an Engineered Value equal to or greater than the Minimum Collateral Amount and (ii) security agreements in form and substance reasonably acceptable to the Administrative Agent (or amendments to security agreements) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) and control agreements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in certain personal property of Antero or any “Restricted Subsidiary” of Antero under and as defined in the Antero Resources Credit Agreement, as the case may be, subject only to Permitted Liens.

(b)                                 Borrower and its Restricted Subsidiaries will execute and deliver to the Administrative Agent, for the benefit of the Secured Parties security agreements in form and substance reasonably acceptable to the Administrative Agent (or amendments to security agreements) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) and control agreements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in certain personal property of Borrower or any Restricted Subsidiary, as the case may be, subject only to Permitted Liens.

(c)                                  Within 15 days after the Effective Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), Borrower and each Guarantor agrees to execute and deliver, or cause to be executed and delivered, such amendments to, or amendment and restatements of, the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably require in connection with the Transactions.

(d)                                 So long as any Obligations are outstanding and the Commitments have not been terminated (other than any provisions of the Loan Documents which by their terms expressly survive the termination of the Loan Documents) the Liens and Collateral securing the Antero Resources Obligations must also secure the Obligations.

Section 6.10                             Reserved.

Section 6.11                             Reserved.

Section 6.12                             Restricted Subsidiaries.  In the event any Person is or becomes a Restricted Subsidiary, Borrower will (a) promptly take all action necessary to comply with Section 6.13, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Section 5.01(b) and Section 5.01(c) that the Administrative Agent may reasonably request, and (c) promptly cause any such Restricted

Subsidiary to (i) become a party to this Agreement, the Security Agreement and the Pledge Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, and (ii) grant to the Administrative Agent, for the benefit of the Lenders, a Lien on and security interest in all assets and properties of such Restricted Subsidiary, if any, required to comply with Section 6.09.  Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto.  Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder.  This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder.  With respect to each such Restricted Subsidiary, Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of the Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Required Lenders.

Section 6.13                             Pledged Equity Interests.  On the date hereof and at the time hereafter that any Restricted Subsidiary of Borrower is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a pledge agreement (or an amendment or amendment and restatement of the existing Pledge Agreement), in form and substance reasonably acceptable to the Administrative Agent, from Borrower and/or the Subsidiaries (as applicable) covering all Equity Interests owned by Borrower or such Restricted Subsidiaries in such Restricted Subsidiaries, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a first priority security interest in the issued and outstanding Equity Interests owned by Borrower or any Restricted Subsidiary in each Restricted Subsidiary; provided that in no event shall Borrower or any Restricted Subsidiary be required to pledge more than sixty-five percent (65%) of the voting Equity Interests of any Subsidiary that is not a Domestic Subsidiary.

Section 6.14                             Reserved.

Section 6.15                             Further Assurances.  Borrower agrees to deliver and to cause each of its Subsidiaries to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property which is at such time Collateral or which was intended to be Collateral pursuant to any Security Document previously executed and not then released by Administrative Agent.

Section 6.16                             Reserved.

Section 6.17                             Leases and Contracts; Performance of Obligations.  Each Credit Party will, and will cause each Restricted Subsidiary to, maintain in full force and effect all leases, contracts, servitudes and other agreements forming a part of any Midstream Assets, to the extent the same cover or otherwise relate to such Midstream Assets, and each Credit Party and each Restricted Subsidiary will timely perform all of its obligations thereunder.  Each Credit Party and each Restricted Subsidiary will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Midstream Assets.

ARTICLE VII
Negative Covenants

Until the Aggregate Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Lenders that:

Section 7.01                             Limitation on Indebtedness.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness except as otherwise permitted under the Antero Resources Credit Agreement and without duplication of any such Indebtedness otherwise, incurred, assumed or permitted to exist.

Section 7.02                             Limitation on Liens.  Except for Permitted Liens, no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.03                             Hedging Contracts.

(a)                                 No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, be a party to or in any manner be liable on any Hedging Contract except for Hedging Contracts permitted under the Antero Resources Credit Agreement and without duplication of any such liability for such Hedging Contracts.

(b)                                 Any Credit Party may enter into any Hedge Modification provided such Credit Party complies with Section 7.03(b) of the Antero Resources Credit Agreement.

Section 7.04                             Limitation on Mergers, Issuances of Securities.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other Person, except as otherwise permitted under the Antero Resources Credit Agreement.

Section 7.05                             Limitation on Dispositions of Property.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, Dispose of any of the Borrowing Base Properties or the Equity Interests of any Restricted Subsidiary or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, or enter into any Sale and Leaseback Transaction except as otherwise permitted under the Antero Resources Credit Agreement.

Section 7.06                             Limitation on Dividends and Redemptions.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, other than Restricted Payments payable to Antero or to Guarantors that are Subsidiaries of Antero.

Section 7.07                             Limitation on Investments and New Businesses.  Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental the acquisition of Midstream Assets and the provision of Midstream Services, or (c) make any acquisitions of or capital contributions to or other Investments in any Person, other than (i) Permitted Investments and (ii) investments in the Equity Interests of any Restricted Subsidiary.

Section 7.08                             Limitation on Credit Extensions.  Except for Permitted Investments and intercompany Indebtedness permitted under Section 7.01(b) of the Antero Resources Credit Agreement, no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, extend credit, make advances or make loans to any Person.

Section 7.09                             Transactions with Affiliates.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Credit Parties.

Section 7.10                             Prohibited Contracts; Negative Pledge.  Except as expressly provided for in the Antero Resources Credit Agreement, the Loan Documents and the Senior Notes Documents (or any documents evidencing or relating to any Permitted Refinancing), no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Credit Party or any Restricted Subsidiary to: (a) pay dividends or make other distributions to another Credit Party or any Restricted Subsidiary, (b) redeem Equity Interests held in it by another Restricted Subsidiary, (c) repay loans and other Indebtedness owing by it to another Credit Party or any Restricted Subsidiary, (d) transfer any of its assets to another Credit Party, or (e) grant Liens to Administrative Agent to secure the Obligations; provided that, Borrower may enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services from Borrower which obligates any other Person (including a Credit Party) to pay for such goods or service regardless of whether they are delivered or furnished to it.  The Credit Parties will not, and will not permit any Restricted Subsidiary to, amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects, in any material respect, the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents.

Section 7.11                             Reserved.

Section 7.12                             Reserved.

Section 7.13                             Reserved.

ARTICLE VIII
Guarantee of Obligations

Section 8.01                             Guarantee of Payment.  Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”).  This Guarantee is a guaranty of payment and not of collection only.  The Administrative Agent shall not be required to exhaust any right or remedy or take any action against Borrower or any other Person or any collateral.  The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Hedging Contracts between any Credit Party and any Secured Party, as the case may be, regardless of whether such interest is an allowed claim.  Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 8.02                             Guarantee Absolute.  Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Hedging Contracts.  The liability of each Guarantor hereunder is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, Borrower or a Guarantor.

Section 8.03                             Guarantee Irrevocable.  This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and the Hedging Contracts and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Hedging Contracts are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and the Hedging Contracts and reasonable opportunity to act upon such notice.

Section 8.04                             Reinstatement.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Secured Party on the insolvency, bankruptcy or reorganization of Borrower or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 8.05                             Subrogation.  No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Hedging Contracts are no longer in effect.  If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and the Hedging Contracts.  If any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and the Hedging Contracts are no longer in effect, such Secured Party shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 8.06                             Subordination.  Without limiting the rights of the Secured Parties under any other agreement, any liabilities owed by Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 8.07                             Setoff.  Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent, any Lender or any Lender Counterparty may otherwise have, the Administrative Agent, such Lender or such Lender Counterparty shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent, such Lender or such Lender Counterparty, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such Lender Counterparty to give such notice shall not affect the validity thereof.

Section 8.08                             Formalities.  Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 8.09                             Limitations on Guarantee.  The provisions of the Guarantee under this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent, any Lender or any Lender Counterparty, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 8.09 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Administrative Agent, Lenders and Lender Counterparties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 8.09 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

Section 8.10                             Keepwell.

(a)                                 Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.10 shall remain in full force and effect until this Agreement is terminated, all Obligations are paid in full (other than contingent obligations for which no claim has been made) and all of the Lenders’ Commitments are terminated.  Each Qualified ECP Guarantor intends that this Section 8.10 constitute, and this Section 8.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)                                 Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Security Document, shall exclude all Excluded Swap Obligations of such Guarantor.

ARTICLE IX
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                 Borrower shall fail to pay any principal of any Loan (including any payments required under Section 2.11) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of Borrower, any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;

(d)                                 Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, Section 6.03 (with respect to Borrower or any Restricted Subsidiary’s existence), Section 6.05 (with respect to insurance), Section 6.08, or in Article VII;

(e)                                  Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) this Agreement (other than those specified in paragraph (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to Borrower (which notice will be given at the request of any Lender) or (ii) any other Loan Document and such failure continues beyond the applicable period of grace (if any) provided in such Loan Document;

(f)                                   Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (including any Indebtedness outstanding under the Antero Resources Credit Agreement), when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any.

(g)                                  any event or condition occurs that results in any Material Indebtedness (including any Indebtedness outstanding under the Antero Resources Credit Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material

Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) Indebtedness that becomes due as a result of voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Borrower or, any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (not covered by insurance reasonably expected to provide payment therefor) shall be rendered against Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged or unsatisfied for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability of Borrower or any Restricted Subsidiary in excess of $10,000,000;

(m)                             the delivery by any Guarantor to the Administrative Agent of written notice that a Guarantee under Article VIII has been revoked or is otherwise declared invalid or unenforceable;

(n)                                 the Liens granted by any Credit Party under the Security Documents shall become invalid in any material respect or any obligation of any Credit Party under any Loan Document shall become invalid in any material respect and, with respect to both of the foregoing, the same remains unremedied for thirty (30) days after an executive officer of such Credit Party has actual knowledge thereof, or the validity of such Liens or obligation shall be challenged by any Credit Party in writing; or

(o)                                 a Change of Control shall occur;

then, and in every such event (other than an event with respect to Borrower or any Restricted Subsidiary described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in paragraph (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.  Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right which it may have under this Agreement, any other Loan Document, or under applicable law or in equity.

ARTICLE X
The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  No Person identified as a Syndication Agent, Co-Documentation Agent or an Arranger, in each case, in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The

Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and Borrower.  Upon any such resignation, the Majority Lenders shall have the right, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of Borrower shall be required if any Default has occurred and is continuing.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute and deliver to Borrower, at Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by Borrower in connection with any sale or other disposition of Collateral to the extent such sale or other disposition is permitted by the terms of Section 7.05 of the Antero Resources Credit Agreement or is otherwise authorized by the terms of the Loan Documents. Each Lender hereby authorizes the Administrative Agent to subordinate Liens on any property or assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property or assets that constitutes a Permitted Lien of the type described in clause (h) of the definition thereof.

ARTICLE XI
Miscellaneous

Section 11.01                      Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to Borrower or any other Credit Party, to Antero Resources Midstream Operating LLC, 1625 17th Street, 3rd Floor, Denver, Colorado 80202, Attention: Glen Warren, President and Chief Financial Officer, Telecopy No. (303) 357-7315;

(ii)                                  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, Chicago, Illinois, 60603-2003, Telecopy No.: (312) 385-1544, Attention: Lillian Arroyo, with a copy to JPMorgan Chase Bank, N.A., Mail Code TX2-S038, 712 Main Street, 8th Floor, Houston, Texas 77002, Telecopy No. (713) 216-7770, Attention:  Ryan Fuessel;

(iii)                               if to a Syndication Agent or Co-Documentation Agent, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv)                              if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02                      Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders or by the Credit Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (1) amend or waive any of the conditions specified in Article V without the written consent of each Lender (provided that the Administrative Agent may in its discretion withdraw any request it has made under Section 5.01(m)), (2) increase the Applicable Percentage of any Lender or increase the Commitment of any Lender without the written consent of such Lender, (3) increase the Maximum Facility Amount without the written consent of each Lender, (4) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (5) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that any waiver of a mandatory prepayment of the Loans or a mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration), (6) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (7) except in connection with any Dispositions permitted in Section 7.05 of the Antero Resources Credit Agreement, release any Credit Party from its obligations under the Loan Documents or release any of the Collateral without the written consent of each Lender, (8) change any of the provisions of this Section or the definition of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (9) amend this Section 11.02 without the consent of each Lender; provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent or (y) change any of the provisions of Section 2.22 without the prior written consent of the Administrative Agent.

(c)                                  Notwithstanding anything to the contrary contained in this Section 11.02, the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency.

Section 11.03                      Expenses; Indemnity; Damage Waiver.

(a)                                 Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO.  THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES

OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.  FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT AND NOT ANY OTHER INDEMNITEE.

(c)                                  To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

(e)                                  All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 11.04                      Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if any Event of Default has occurred and is continuing, any other assignee; and

(B)                               the Administrative Agent.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and the Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if any Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that no such processing and recordation fee shall be required for an assignment by a Lender to an Affiliate of such Lender;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and;

(E)                                notwithstanding anything to the contrary herein, after giving effect to any such Assignment, the Applicable Percentage of any assigning Lender and any assignee Lender shall be equal to the “Applicable Percentage” of such assigning Lender and such assignee Lender, respectively, under and as defined in the Antero Resources Credit Agreement and in the event any Lender is required to assign any or all of its rights and obligations under this Agreement, such Lender shall also be required to assign its rights and obligations under the Antero Resources Credit Agreement in the corresponding Applicable Percentage.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 11.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

(iv)                              The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07, Section 2.18(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of Borrower, the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, Borrower agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Notwithstanding anything to the contrary herein, after giving effect to any such participation, the Applicable Percentage of any selling Lender and any Participant shall be equal to the “Applicable Percentage” of such selling Lender and such Participant, respectively, under and as defined in the Antero Resources Credit Agreement and in the event any Participant is required to assign or sell any or all of its rights and obligations under this Agreement, such Participant shall also be required to assign or sell its rights and obligations under the Antero Resources Credit Agreement in the corresponding Applicable Percentage.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05                      Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Aggregate Commitment has not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17, Section 11.03, Section 11.12 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 11.06                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07                      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section and Section 8.07 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09                      GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY

COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12                      Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over any Lender or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the

Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party.  For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13                      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14                      USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.  Borrower shall, upon the request of the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.15                      Flood Insurance Regulation.  Notwithstanding any provision in any Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 included in the definition of “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage.  As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

ANTERO RESOURCES MIDSTREAM OPERATING LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional Vice President

GUARANTOR:

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional Vice President

ANTERO RESOURCES MIDSTREAM LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional Vice President

SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ David Morris
Name:	David Morris
Title:	Authorized Officer

SIGNATURE PAGE

WELLS FARGO BANK, N.A.,
as Syndication Agent and a Lender

By:	/s/ Suzanne Ridenhour
Name:	Suzanne Ridenhour
Title:	Director

SIGNATURE PAGE

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Co-Documentation Agent and a Lender

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Managing Director

By:	/s/ Michael D. Willis
Name:	Michael D. Willis
Title:	Managing Director

SIGNATURE PAGE

UNION BANK, N.A.,
as Co-Documentation Agent and a Lender

By:	/s/ Lara Sorokolit
Name:	Lara Sorokolit
Title:	Vice President

SIGNATURE PAGE

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

SIGNATURE PAGE

FIFTH THIRD BANK,
as a Lender

By:	/s/ Richard C. Butler
Name:	Richard C. Butler
Title:	Senior Vice President

SIGNATURE PAGE

COMERICA BANK,
as a Lender

By:	/s/ John S. Losikar
Name:	John S. Losikar
Title:	Vice President

SIGNATURE PAGE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

By:	/s/ Samuel Miller
Name:	Samuel Miller
Title:	Authorized Signatory

SIGNATURE PAGE

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Sukanya Raj
Name:	Sukanya Raj
Title:	Senior Vice President

SIGNATURE PAGE

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Todd S. Anderson
Name:	Todd S. Anderson
Title:	Vice President

SIGNATURE PAGE

GUARANTY BANK AND TRUST COMPANY, as a Lender

By:	/s/ Gail J. Nofsinger
Name:	Gail J. Nofsinger
Title:	Senior Vice President

SIGNATURE PAGE

CITIBANK, N.A., as a Lender

By:	/s/ Eamon Baqui
Name:	Eamon Baqui
Title:	Vice President

SIGNATURE PAGE

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert James
Name:	Robert James
Title:	Vice President

SIGNATURE PAGE

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Masood Fikree
Name:	Masood Fikree
Title:	Authorized Signatory

SIGNATURE PAGE

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Traci Bankston
Name:	Traci Bankston
Title:	Assistant Vice President

SIGNATURE PAGE

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Joseph A. Bliss
Name:	Joseph A. Bliss
Title:	Managing Director

SIGNATURE PAGE

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Antero Resources Midstream Operating LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement dated as of February 28, 2014 among Antero Resources Midstream Operating LLC, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

EXHIBIT A - 1

6.              Assigned Interest:

Aggregate Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Maximum Facility Amount	Amount of Maximum Facility Amount Assigned	Applicable Percentage of Commitment/Loans/ Maximum Facility Amount
$	$	$	$		%
$	$	$	$		%
$	$	$	$		%

Effective Date:                                    , 201

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

EXHIBIT A - 2

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Title:

[Consented to:]

ANTERO RESOURCES MIDSTREAM OPERATING LLC

By:
Title:

EXHIBIT A - 3

ANNEX 1

Credit Agreement dated as of February 28, 2014 among Antero Resources Midstream Operating LLC, as Borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

ANNEX 1 A - 1

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 A - 2

EXHIBIT B

OPINION OF COUNSEL FOR BORROWER

(See attached)

EXHIBIT B - 1

EXHIBIT C

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [                               ] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit Agreement, dated as of February 28, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ANTERO RESOURCES MIDSTREAM OPERATING LLC, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

Section 1.  Pursuant to Section 6.12 of the Credit Agreement, the undersigned hereby:

(a)                                 agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)                                 represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date (if applicable to the undersigned);

(c)                                  agrees that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)                                 agrees to and hereby does irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VIII of the Credit Agreement;

(e)                                  (i) agrees that this counterpart may also be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to the Administrative Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Administrative Agent supplements to all schedules attached to the Security Agreement.  All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement; and

EXHIBIT C - 1

(f)                                   (i) agrees that this counterpart may also be attached to the Pledge Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge Agreement as if it were an original signatory thereto, (iii) grants to the Administrative Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Administrative Agent supplements to all schedules attached to the Pledge Agreement.  All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge Agreement.

Section 2.  The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.  Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 11.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

EXHIBIT C - 2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT C - 3

EXHIBIT D

REVOLVING NOTE

New York, New York	[ , ]

FOR VALUE RECEIVED, the undersigned, Antero Resources Midstream Operating LLC, a Delaware limited liability corporation (“Antero”) (the “Borrower”) hereby unconditionally promises to pay to [                                ] (herein called “Lender”), the principal sum equal to its Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as therein provided in lawful money of the United States of America at the offices of Administrative Agent provided in Section 11.01 of the Credit Agreement, or at such other place, as from time to time may be designated by Administrative Agent in accordance with the Credit Agreement.

This Revolving Note (herein called “Note”) (a) is issued and delivered under that certain Credit Agreement dated as of February 28, 2014, among Borrower, certain Subsidiaries of Borrower, as Guarantors, the lenders from time to time a party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (herein, as from time to time supplemented, amended, restated or otherwise modified, called the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings specified in the Credit Agreement), (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement).  Payments on this Note shall be made and applied as provided in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date or as otherwise provided under the Credit Agreement.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.  The term “applicable law” as used in this Note shall mean the laws of the State of New York or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

EXHIBIT D - 1

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the Indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the laws of the State of New York, except to the extent the same are governed by applicable federal law.

THIS NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ANTERO RESOURCES MIDSTREAM OPERATING LLC

By:
Name:
Title:

EXHIBIT D - 2

SCHEDULE 1.01

Applicable Percentages and Commitments

Lender	Applicable Percentage	Commitment
JPMorgan Chase Bank, N.A.	10.600000000%	$31,800,000.00
Wells Fargo Bank, N.A.	10.600000000%	$31,800,000.00
Credit Agricole Corporate and Investment Bank	8.800000000%	$26,400,000.00
Union Bank, N.A.	7.666666667%	$23,000,000.00
Citibank, N.A.	7.666666667%	$23,000,000.00
Barclays Bank PLC	7.666666667%	$23,000,000.00
Capital One, National Association	7.666666667%	$23,000,000.00
Toronto Dominion (New York) LLC	5.333333333%	$16,000,000.00
Comerica Bank	5.333333333%	$16,000,000.00
BMO Harris Bank N.A.	5.333333333%	$16,000,000.00
U.S. Bank National Association	5.333333333%	$16,000,000.00
Credit Suisse AG, Cayman Islands Branch	5.333333333%	$16,000,000.00
Branch Banking and Trust Company	4.400000000%	$13,200,000.00
Fifth Third Bank	4.400000000%	$13,200,000.00
KeyBank National Association	3.066666667%	$9,200,000.00
Guaranty Bank and Trust Company	0.800000000%	$2,400,000.00
TOTAL	100.000000000%	$300,000,000.00

SCHEDULE 1.01

SCHEDULE 4.13

CAPITALIZATION

Unrestricted Subsidiaries:  None.

Borrower:

1.                                      Antero Resources Midstream Operating LLC

Jurisdiction of Organization:  Delaware

Federal Tax Identification Number:  [                              ]

[                                                      ]

Restricted Subsidiaries:

1.                                      None

SCHEDULE 4.13